Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Offers to Purchase Certain Diomed Assets in the United States and United Kingdom

Offers Subject to Auction Process and Approval of Diomed’s Bankruptcy Court; Purchases Would Strengthen AngioDynamics’ Position in the Varicose Vein Treatment Market

QUEENSBURY, N.Y. April 10, 2008 — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today announced that it has entered into asset purchase agreements with Diomed Holdings, Inc., Diomed, Inc. and Diomed Limited for the acquisition of certain assets of Diomed’s business in the United States and United Kingdom.  The agreement with Diomed Holdings, Inc. and Diomed, Inc. is subject to an auction process administered by the bankruptcy court, as a result of Diomed's Chapter 11 bankruptcy proceedings, which commenced on March 14, 2008, and other customary closing conditions.

AngioDynamics has agreed to pay $8 million in cash for the assets of Diomed’s U.S. business engaged in the sale of systems for the endovenous laser treatment of varicose veins.  In addition, AngioDynamics has agreed to pay $3 million in cash for the assets of Diomed’s U.K. business based in Cambridge, England. Diomed’s U.K. operations manufacture and distribute systems used in the endovenous laser treatment of varicose veins and was placed under the control of a U.K. Insolvency Administrator on March 14, 2008.  The offer to purchase Diomed’s U.S. assets is conditioned upon AngioDynamics’ purchase of Diomed’s U.K. assets.  The offer to purchase Diomed’s U.K. assets is conditioned upon the entry of an order in the U.S. bankruptcy court authorizing the purchase of the U.S. assets.

The agreements do not provide for the acquisition of any interest in Diomed's legal judgment award against Vascular Solutions, and AngioDynamics is not assuming any potential liability with respect to Diomed's litigation with VNUS.

Under the Agreement with Diomed Holdings and Diomed Inc, AngioDynamics may provide up to $1.3 million in debtor-in-possession financing that will be secured by a perfected first priority lien on all of Diomed’s assets in the United States and will be repayable together with interest on the earlier of the closing of the contemplated asset purchase, the closing of an alternative transaction, or May 30, 2008.

In the 12 month period ending September 30, 2007, Diomed had worldwide sales of $25.4 million. Diomed has advised AngioDynamics that, other than the fact of its March 14, 2007 bankruptcy filings, it has been operating in the ordinary course of business as a debtor-in-possession while it has pursued the sale of its business.

“If we are successful with our offers, we will strengthen our presence in the growing market to treat varicose veins as well as expand our sales organization in both the United States and overseas,” said Eamonn Hobbs, President and CEO of AngioDynamics.  “Our plan is to incorporate the Diomed sales team in both the United States and in Europe into the AngioDynamics organization and to offer employment to many of the other Diomed employees.”

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to consummate the purchase of the Diomed businesses described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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